UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2010

CORPORATE PROPERTY ASSOCIATES 17 - GLOBAL INCORPORATED
 (Exact name of registrant as specified in its charter)

Maryland	000-52891	20-8429087
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of July 22, 2010, Richard J. Pinola, age 64, was appointed to the Board of Directors of the registrant. Mr. Pinola is an independent director and will also serve on the Audit Committee of the Board of Directors. Mr. Pinola previously served as an independent director and as Chairman of the Audit Committee of the registrant from October 2007 to June 2009. He has also served as an Independent Director and Chairman of the Audit Committees of Corporate Property Associates 16 – Global since August 2006, as an Independent Director and a member of the Audit Committee of Corporate Property Associates 15 since June 2008 and as Chairman of the Committee since August 2009, having previously served in those capacities (including as Chairman of the Audit Committee) from August 2006 to September 2007, and as an Independent Director and a member of the Audit Committee of Corporate Property Associates 14 from June 2009 to July 2010, having previously served in that capacity (including as Chairman of the Audit Committee) from July 2006 to April 2008, each of which is an affiliate of the registrant. Mr. Pinola served as Chief Executive Officer and Chairman of Right Management Consultants from 1994 through 2004. He served as a Director of the company from 1990 and as CEO from 1992 until Right Management was purchased by Manpower Inc. Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company, an $8 billion diversified financial service firm. He was also a CPA with PriceWaterhouse & Co. (now PricewaterhouseCoopers). Mr. Pinola is a Director of Kenexa Inc. and Nobel Learning Communities, and he served as a Director of K-Tron International from 1994 until April 2010. He is also on the Boards of the Visiting Nurses Association and King’s College. He has also served on the Boards of Directors of the American Lung Association, Janney Montgomery Scott LLC, the Life Office Management Association and the Horsham Clinic. Mr. Pinola was the Founder and Director of The Living Wills Archive Company and a Founder and Board member of the Mutual Association for Professional Services. Mr. Pinola received his B.S. in Accounting from King’s College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Corporate Property Associates 17 — Global Incorporated

Date:   July 23, 2010

By: /s/ Susan C. Hyde
Susan C. Hyde
Managing Director and Corporate Secretary